Exhibit 99.1

Ozark Capital Trust to Redeem Trust Preferred Securities

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 18, 2004--Bank of the Ozarks, Inc. (NASDAQ:OZRK), today announced that its Delaware business trust, Ozark Capital Trust (NASDAQ:OZRKP) (the "Trust"), has called for redemption and intends to redeem on June 18, 2004 (the "Redemption Date") all 1,725,000 outstanding shares of its 9.0% Cumulative Preferred Securities, Liquidation Amount $10.00 per Preferred Security (the "Preferred Securities"), for a redemption price of $10.00 per share, plus $0.195 in accrued and unpaid dividends thereon through the Redemption Date.
    On and after June 18, 2004, except in limited circumstances set forth in the Trust's Amended and Restated Trust Agreement, dividends on the Preferred Securities will cease, and the holders thereof will have no further rights as such holders, other than the right to receive $10.00 per share plus accrued dividends through June 18, 2004, upon surrender of their 9.0% Cumulative Trust Preferred Securities.
    The record date for the June 18, 2004 redemption will be June 17, 2004. Holders of record on the record date will receive the accrued dividend payment of $0.195 per share.
    The information contained in this release is not intended as a solicitation to buy any securities of Bank of the Ozarks, Inc., and is provided only for general information.
    Bank of the Ozarks, Inc. is a bank holding company with $1.4 billion in total assets as of March 31, 2004, and trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 42 offices in 26 communities throughout northern, western and central Arkansas and loan production offices in Charlotte, North Carolina and Frisco and Dallas, Texas. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.

    CONTACT: Bank of the Ozarks, Inc., Little Rock
             Susan Blair, 501-978-2217